Exhibit 99.1

VINEYARD NATIONAL BANCORP

PRESS RELEASE

VINEYARD NATIONAL BANCORP ANNOUNCES THE CONVERSION
OF VINEYARD BANK TO A NATIONAL BANKING ASSOCIATION

Corona, CA - May 12, 2006 - Vineyard National Bancorp (Nasdaq: VNBC) (the “Company”), the parent of Vineyard Bank (the “Bank”), announced today that the Office of the Comptroller of the Currency (“OCC”) has approved the Bank’s application to convert to a national banking association. The conversion became effective on May 11, 2006, and the Bank’s title was changed to Vineyard Bank, National Association.

The Bank was originally organized as a national banking association in 1981, but converted its charter to a California-chartered commercial bank in 2001, in order to better serve its customers with its increased lending limits. In December 2005, management of the Bank determined that a national banking association charter would be better aligned with its strategic plans, and therefore submitted an application to the OCC to convert its existing charter to a national banking association charter. In addition to providing greater flexibility for expansion into new markets or product lines, the Bank’s management felt that a national banking association charter would provide more consistency in the applicability of laws and regulations, as the Bank would be supervised by one bank regulatory agency.

Norman Morales, President and Chief Executive Officer commented, “When we established our strategic vision for the Company almost six years ago, our desire was to create an expertise in several product lines, and then to take that expertise to growth and dynamic markets. Our focus has always been driven around the success of our client, and this natural progression in charters brings us closer to our objective.”

About The Company

The Company operates the Bank, a community bank principally located in the Inland Empire region of Southern California. The Bank operates twelve full-service banking centers located in Rancho Cucamonga, Chino, Corona, Crestline, Diamond Bar, Irvine, Irwindale, Lake Arrowhead, La Verne, Manhattan Beach, San Diego, and San Rafael in addition to loan production offices in Anaheim, Carlsbad and Westlake Village, California. Shares of the Company's common stock are traded on the NASDAQ National Market System under the ticker symbol VNBC.

Forward-Looking Statements

This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Shareholder Relations
1260 Corona Pointe Court, Corona, California 92879  Tel: (951) 271-4232  Fax: (951) 278-0041
Email address: shareholderinfo@vineyardbank.com